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For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES THIRD QUARTER 2016 RESULTS
GAAP EPS – From Continuing Operations Increases 7%; EPS – As Adjusted Increases 20%

ST. LOUIS, August 2, 2016 – ESCO Technologies Inc. (NYSE: ESE) (ESCO or the Company) today reported its operating results for the third quarter ended June 30, 2016 (Q3 2016).
Management previously announced certain 2016 restructuring actions as described and quantified in the Company’s October 8, 2015 and November 12, 2015 releases. The costs associated with these restructuring actions were excluded from Management’s 2016 quarterly and full year earnings guidance communicated at the start of the year. Management will continue to quantify these costs in its quarterly earnings reports when presenting its operating results on an EPS – As Adjusted basis, which will be reconciled to the respective GAAP equivalents.
By excluding the specific restructuring charges when discussing non-GAAP financial measures, Management believes EPS – As Adjusted is more representative of the Company’s ongoing performance and allows shareholders better visibility into the Company’s underlying operations.

EPS Summary

Q3 2016 EPS – As Adjusted was $0.49 per share, reflecting a 20 percent increase over Q3 2015 EPS from continuing operations of $0.41 per share.
Q3 GAAP EPS from continuing operations was $0.44 per share and $0.41 per share in 2016 and 2015, respectively.
Management previously provided guidance for Q3 2016 EPS – As Adjusted in the range of $0.40 to $0.45 per share. Each of the Company’s operating units, with the exception of Doble (due to timing of certain customer deliverables between Q3 and Q4), exceeded its earnings expectations in Q3 2016.
Q3 2016 EPS – As Adjusted excludes after-tax charges of $1.1 million, or $0.05 per share, related to the previously announced exit of Test’s operating facilities in Germany and England and the impact of its domestic headcount reductions, plus Doble’s closure of its Brazil operating office and the elimination of other administrative costs.

Q3 Operating Highlights

•	Q3 2016 sales increased $6 million, or 4 percent, to $140 million compared to $134 million in Q3 2015;
•
Q3 2016 Filtration sales increased $5 million, or 10 percent (aerospace sales increased $2 million, or 7 percent, and VACCO sales increased $3 million, or 15 percent), Technical Packaging sales increased $10 million (recently acquired Plastique added $8 million in sales and TEQ sales increased $2 million), Test sales decreased $7 million (due to timing of large chamber projects in the respective quarterly periods), and USG sales decreased $2 million (lower hardware sales, partially offset by higher software and services revenues);

•	Q3 gross margins were approximately 38 percent in both periods presented;
•
Despite the addition of the Plastique and Fremont acquisitions, Q3 2016 SG&A decreased 4 percent compared to Q3 2015, due to a lower cost structure at Test and Doble and lower operating costs in Filtration, partially offset by higher Corporate spending on professional fees;

•	The effective tax rate was 34.2 percent in Q3 2016 compared to 31.0 percent in Q3 2015;
•	Q3 2016 orders were $125 million and YTD 2016 orders totaled $398 million, which resulted in an ending backlog of $313 million at June 30, 2016; and,
•
Net debt (outstanding borrowings less cash on hand) at June 30, 2016 was $46 million and reflects the borrowings in connection with the 2016 acquisitions of Plastique and Fremont, and the spending on cumulative share repurchases.

Share Repurchase

During Q3 2016, the Company spent $1.2 million to repurchase approximately 32,000 of its outstanding shares in the open market, resulting in YTD 2016 repurchases of $4.3 million, and approximately 120,000 shares.
The Company’s share repurchase authorization extends through September 30, 2017, and Management expects to continue to opportunistically repurchase its shares under this authorization.

2016 Restructuring Actions - Status Update

The 2016 restructuring actions were substantially complete as of June 30, 2016, and the cumulative costs incurred YTD ($7.0 million pretax, $6.3 million after tax, $0.24 per share) are below the original budget. Management expects to incur less than $1 million of pretax costs to complete these actions during Q4 2016.

Chairman’s Commentary – Q3 2016

Vic Richey, Chairman and Chief Executive Officer, commented, “I’m pleased to report that we delivered another strong earnings performance in Q3 with meaningful EBIT contributions and cash flows coming from all of our operating segments. While Q3 sales were lower than we had earlier communicated due to the timing of certain projects, the strength and mix of our business allowed us to beat the high end of our guidance range by $0.04 per share, and to beat our internal cash flow forecast by several million dollars.
“As we’ve commented throughout the year, Filtration continues to outperform our expectations, delivering Q3 EBIT margins of 22.4 percent. This exceptional performance is driven by the continued upcycle in the global aerospace market, and solid contributions coming from our participation on a large number and wide variety of aircraft platforms.
“The A-350 program continues its early stage rollout as expected from both a revenue and order backlog perspective, and recently we received additional orders which provide us with delivery visibility on the program for the next 24 months.
“Our PTI, Crissair and VACCO Management teams participated in the recent Farnborough International Air Show outside of London, and noted the aerospace industry activity was strong and the level of market enthusiasm was high. This is consistent with our internal outlook and bodes well for Q4.
“Our Technical Packaging group delivered strong performance in Q3 as both sales and EBIT exceeded our expectations. Plastique’s early operating results have been consistent with our acquisition financial model, and I’m pleased to see that post-acquisition integration activities are being implemented smoothly and efficiently.
“We remain confident that this group can deliver an annualized revenue run rate of approximately $90 million while delivering above industry-average EBIT margins. With TEQ, Fremont and now Plastique, we have the scale and market leadership positions throughout the highly-engineered technical thermoformed plastics and precision molded pulp fiber packaging markets to serve a variety of specialty end markets across the globe.
“We are in the final stage of Test’s restructuring, and I’m pleased with the way the Management team has worked together to accomplish this difficult task ahead of schedule and under budget. Test’s Q3 2016 adjusted EBIT margin of 13 percent demonstrates that the reduced cost structure and the operational improvement initiatives we put in place are effective. (Test’s Q3 2016 GAAP EBIT margin was 10 percent). While Q3 2016 Test orders came in lower than our expectations, the current volume of open bids and live proposals that we are pursuing provide us with the confidence that this is a project timing issue as these large opportunities tend to have longer sales cycles.
“Doble sales came in lower than our previous expectations primarily due to the timing of a few large project deliverables that moved out of June into early July. Despite the pushout of these high margin products and services, and the EBIT impact related to the costs of the annual world-wide “Doble Client Conference” (held in Q3 of 2016, versus Q2 of 2015), Doble was still able to deliver a Q3 2016 adjusted EBIT margin of over 22 percent. (Doble’s Q3 2016 GAAP EBIT margin was 21 percent).
“During our recent Doble planning meetings, I came away pleased with the progress being made on our new product, software and solution offerings, as each continue to gain traction in the market. ENOSERV continues to perform above expectations, and one of our recent product introductions, the Doble Universal Controller (DUCe), has a meaningful and tangible opportunity to contribute significant revenue over the next few years. Recent changes to electric industry standards are providing Doble with a solid opportunity to provide utility customers with a proven solution to address these new rules utilizing the DUCe product and related software.
“On the acquisition front, we continue to work on several opportunities and I am hopeful that we can complete a transaction before year end. Acquisitions remain a key element to supplement our growth, and we will remain disciplined in our approach to ensure we can generate an attractive return on these investments.
“We continue to have a favorable view of our future and our goal remains the same – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on October 17, 2016 to stockholders of record on October 3, 2016.

Business Outlook – Fiscal Year 2016

Management expects the remainder of 2016 to reflect a quarterly profile similar to 2015 and previous years, with the resulting Q4 sales and EPS – As Adjusted the strongest/highest Quarter of the fiscal year.
Management expects Q4 2016 EPS – As Adjusted to be in the range of $0.59 to $0.66 per share, excluding the Q4 impact of the 2016 restructuring charges. Q4 2015 EPS from continuing operations was $0.50 per share.
The Q4 2016 outlook supports the previously communicated 2016 EPS – As Adjusted range of $1.95 to $2.02 per share.  The 2016 restructuring charges incurred throughout the year negatively impacted GAAP EPS.

Chairman’s Commentary – Balance of FY 2016

Mr. Richey continued, “Driven by the solid operating results over the past nine months, coupled with our outlook for the remainder of the year, I remain confident in our ability to meet our 2016 financial goals. We are also well-positioned for continued growth, and now that we are realizing the benefits of our cost reduction actions, I’m confident that our lower cost structure will provide us an opportunity to increase our future operating margins and improve our competitive positions across our various end-markets.
“I firmly believe our market leadership positions and the breadth and diversity of our new product offerings will allow us to grow organically at meaningful levels. We continue to see opportunities to supplement this organic growth through accretive acquisitions, and we remain committed to our longer-term growth targets and EPS goals.”

Conference Call

The Company will host a conference call today, August 2, at 4:00 p.m. Central Time, to discuss the Company’s Q3 2016 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 34036121).

Forward-Looking Statements

Statements in this press release regarding the Company’s expected 2016 and beyond operating results, revenue and sales growth, EBIT, EBIT margins, Adjusted EBIT margins, corporate costs, the timing, benefits, costs and savings associated with the cost reduction activities and restructuring actions, effective tax rates, EPS, EPS – As Adjusted, EPS growth, the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the success of new products and solutions, the size, number and timing of future sales and growth opportunities, share repurchases, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.
Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and the following: the success of the Company’s competitors; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; the appropriation and allocation of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the Company’s successful execution of cost reduction and profit improvement initiatives and restructuring activities.

Non-GAAP Financial Measures

The financial measures EBIT, EBIT margin, Adjusted EBIT margin, and EPS – As Adjusted are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, EBIT margin as a percent of net sales, and Q3 2016 EPS – As Adjusted as GAAP earnings per share (EPS) excluding the Q3 2016 restructuring charges of $0.05 per share.
EBIT, EBIT margin, Adjusted EBIT margin, and EPS – As Adjusted are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. Adjusted EBIT margin excludes the 2016 impact of the ETS and Doble restructuring charges. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin, Adjusted EBIT margin, and EPS – As Adjusted provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the corresponding GAAP measures is included in the attached tables.
ESCO, headquartered in St. Louis: Manufactures highly-engineered filtration and fluid control products for the aviation, space and process markets worldwide; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of the electric utility industry and industrial power users; and, produces custom thermoformed packaging, pulp based packaging, and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

-  tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015

Net Sales	$140,191		134,191
Cost and Expenses:
Cost of sales	86,602		82,956
Selling, general and administrative expenses	31,369		32,786
Amortization of intangible assets	2,951		2,285
Interest expense	320		247
Other expenses (income), net	1,429		337
Total costs and expenses	122,671		118,611

Earnings before income taxes	17,520		15,580
Income taxes	5,992		4,832

Net earnings from continuing operations	11,528		10,748

Earnings from discontinued operations, net of tax
expense of $591	0		1,148
Net earnings	$11,528		11,896

Diluted EPS - GAAP
Continuing operations	$0.44		0.41
Discontinued operations	0.00		0.04
Net earnings	0.44		0.45

Diluted EPS - As Adjusted	$0.49	(1)	0.41

Diluted average common shares O/S:	25,910		26,180

(1)	As Adjusted excludes $1.1 million (or $0.05 per share) of previously announced adjustments for restructuring charges incurred at ETS & Doble during the third quarter of fiscal 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended June 30, 2016		Nine Months Ended June 30, 2015

Net Sales	$411,954		383,679
Cost and Expenses:
Cost of sales	254,769		235,719
Selling, general and administrative expenses	97,189		99,221
Amortization of intangible assets	8,540		6,378
Interest expense	917		655
Other expenses (income), net	6,436		(238)
Total costs and expenses	367,851		341,735

Earnings before income taxes	44,103		41,944
Income taxes	15,136		13,191

Net earnings from continuing operations	28,967		28,753

Earnings from discontinued operations, net of tax
expense of $390	0		776
Net earnings	$28,967		29,529

Diluted EPS - GAAP
Continuing operations	$1.12		1.09
Discontinued operations	0.00		0.03
Net earnings	1.12		1.12

Diluted EPS - As Adjusted	$1.36	(1)	1.09

Diluted average common shares O/S:	25,962		26,252

(1)	As Adjusted excludes $6.3 million (or $0.24 per share) of previously announced adjustments for restructuring charges incurred at ETS & Doble during the first nine months of fiscal 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

		GAAP		Q3 2016 Adjustments (1)	As Adjusted
		Q3 2016	Q3 2015		Q3 2016	Q3 2015

Net Sales
	Filtration	$54,396	49,615		54,396	49,615
	Technical Packaging	20,440	10,786		20,440	10,786
	Test	36,234	42,945		36,234	42,945
	USG	29,121	30,845		29,121	30,845
	Totals	$140,191	134,191	0	140,191	134,191

EBIT
	Filtration	$12,163	10,372		12,163	10,372
	Technical Packaging	2,474	1,913		2,474	1,913
	Test	3,744	2,014	1,002	4,746	2,014
	USG	6,124	7,357	426	6,550	7,357
	Corporate	(6,665)	(5,829)	25	(6,640)	(5,829)
	Consolidated EBIT	17,840	15,827	1,453	19,293	15,827
	Less: Interest expense	(320)	(247)		(320)	(247)
	Less: Income tax expense	(5,992)	(4,832)	(340)	(6,332)	(4,832)
	Net earnings from cont ops	$11,528	10,748	1,113	12,641	10,748

Note:	Depreciation and amortization expense was $6.0 million and $4.7 million for the quarters ended June 30, 2016 and 2015, respectively.

(1)	Adjustments consist of $1.1 million (or $0.05 per share) of restructuring charges primarily at ETS & Doble during the third quarter of 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

		GAAP		YTD Q3 2016 Adjustments (1)	As Adjusted
		YTD	YTD		YTD	YTD
		Q3 2016	Q3 2015		Q3 2016	Q3 2015

Net Sales
	Filtration	$145,758	139,272		145,758	139,272
	Technical Packaging	52,931	27,068		52,931	27,068
	Test	119,608	124,449		119,608	124,449
	USG	93,657	92,890		93,657	92,890
	Totals	$411,954	383,679	0	411,954	383,679

EBIT
	Filtration	$29,511	28,709		29,511	28,709
	Technical Packaging	7,035	2,703		7,035	2,703
	Test	8,587	7,073	4,715	13,302	7,073
	USG	21,581	22,189	1,920	23,501	22,189
	Corporate	(21,694)	(18,075)	328	(21,366)	(18,075)
	Consolidated EBIT	45,020	42,599	6,963	51,983	42,599
	Less: Interest expense	(917)	(655)		(917)	(655)
	Less: Income tax expense	(15,136)	(13,191)	(634)	(15,770)	(13,191)
	Net earnings from cont ops	$28,967	28,753	6,329	35,296	28,753

Note:	Depreciation and amortization expense was $17.2 million and $13.6 million for the nine month periods ended June 30, 2016 and 2015, respectively.

(1)	Adjustments consist of $6.3 million (or $0.24 per share) of restructuring charges primarily at ETS & Doble during the first nine months of 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2016	September 30, 2015

Assets
Cash and cash equivalents	$40,542	39,411
Accounts receivable, net	115,158	102,607
Costs and estimated earnings on
long-term contracts	25,781	28,387
Inventories	105,534	99,786
Current portion of deferred tax assets	16,657	15,558
Other current assets	18,188	12,502
Total current assets	321,860	298,251
Property, plant and equipment, net	89,037	77,358
Intangible assets, net	203,871	190,748
Goodwill	305,704	291,157
Other assets	7,776	6,694
	$928,248	864,208

Liabilities and Shareholders' Equity
Short-term borrowings and current	$21,458	20,000
maturities of long-term debt
Accounts payable	34,543	37,863
Current portion of deferred revenue	24,190	21,498
Other current liabilities	63,700	63,850
Total current liabilities	143,891	143,211
Deferred tax liabilities	79,339	74,469
Other liabilities	35,761	32,346
Long-term debt	65,000	30,000
Shareholders' equity	604,257	584,182
	$928,248	864,208

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Nine Months Ended June 30, 2016
Cash flows from operating activities:
Net earnings	$28,967
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation and amortization	17,209
Stock compensation expense	3,652
Changes in assets and liabilities	(21,106)
Effect of deferred taxes	1,141
Change in deferred revenue and costs, net	3,029
Other	350
Net cash provided by operating activities	33,242

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(41,308)
Capital expenditures	(7,812)
Additions to capitalized software	(6,257)
Net cash used by investing activities	(55,377)

Cash flows from financing activities:
Proceeds from long-term debt	81,458
Principal payments on long-term debt	(45,000)
Dividends paid	(6,191)
Purchases of common stock into treasury	(4,303)
Debt issuance costs	(1,037)
Other	(123)
Net cash provided by financing activities	24,804

Effect of exchange rate changes on cash and cash equivalents	(1,538)

Net increase in cash and cash equivalents	1,131
Cash and cash equivalents, beginning of period	39,411
Cash and cash equivalents, end of period	$40,542

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q3 FY 2016	USG	Test	Filtration	Technical Packaging	Total

Beginning Backlog - 4/1/16	$32,003	85,370	186,475	24,510	328,358
Entered Orders	27,707	34,777	44,937	17,642	125,063
Sales	(29,121)	(36,234)	(54,396)	(20,440)	(140,191)
Ending Backlog - 6/30/16	$30,589	83,913	177,016	21,712	313,230

Backlog And Entered Orders - YTD Q3 FY 2016	USG	Test	Filtration	Technical Packaging	Total

Beginning Backlog - 10/1/15	$36,272	95,129	178,844	17,264	327,509
Entered Orders	87,974	108,392	143,930	57,379	397,675
Sales	(93,657)	(119,608)	(145,758)	(52,931)	(411,954)
Ending Backlog - 6/30/16	$30,589	83,913	177,016	21,712	313,230